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                                                                   Exhibit 10


                REPRESENTATIONS, DESCRIPTION AND UNDERTAKINGS

                      REGARDING MORTALITY AND RISK CHARGE

                 PURSUANT TO RULE 6e-3 (T) (b) (13) (iii) (F)
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                [LETTERHEAD OF CHUBB LIFEAMERICA APPEARS HERE]


                       REPRESENTATIONS, DESCRIPTION AND
                           UNDERTAKINGS PURSUANT TO
                    RULE 6E-3(T) (b) (13) (iii) (F) UNDER
                      THE INVESTMENT COMPANY ACT OF 1940


The Colonial Life Insurance Company of America ("Colonial"), on behalf of Colonial Separate Account A, makes the following representations:

1.  Section 6e3(T) (b) (13) (iii) (F) is being relied upon.

2. The level of mortality and expense risk charge is reasonable in relation to the risks assumed and is within the range of industry practice for comparable contracts.

3. The methodology used to support the representation made in paragraph (2) above is based on an analysis of the mortality and expense risk charges being made in relation to the risks assumed, as well as those in comparable flexible premium contracts filed with the Commission. Colonial undertakes to keep and make available to the Commission on request the documents used to support the representation in paragraph (2) above.

4. Chubb has concluded that there is a reasonable likelihood that the distribution financing arrangement will benefit Separate Account A and policy owners. Chubb undertakes to keep and make to the Commission on request the memorandum setting forth the basis for this representation.

5. Chubb represents that Chubb Separate Account A will invest only in management investment companies which have undertaken to have a board of directors, a majority of whom are not interested persons of the company, formulate and approve any plan under Rule 12b-1 to finance distribution expenses.


                                   -------------------------------
                                   Michael J. LeBoeuf, FSA, MAAA
                                   Assistant Vice President and
                                   Product Actuary




                    Chubb LifeAmerica is the servicemark of
                    Chubb Life Insurance Company of America
                The Colonial Life Insurance Company of America
                    Chubb Soveriegn Life Insurance Company